Exhibit 99.2

February 21, 2012	FOR IMMEDIATE RELEASE

RAYMOND JAMES ANNOUNCES CLOSING OF PUBLIC OFFERING

OF COMMON STOCK AND ENTERS INTO BRIDGE CREDIT FACILITY

ST. PETERSBURG, Fla. – Raymond James Financial, Inc. (NYSE-RJF) today announced the closing of a registered underwritten public offering of 12,075,000 shares of common stock, $0.01 par value per share, including 1,000,000 shares offered by certain selling securityholders and after giving effect to the full exercise by the underwriters on February 16, 2012 of the 30-day option to purchase up to an additional 1,575,000 shares to cover overallotments, following the February 14, 2012 announcement of the offering’s pricing at $34.00 per share.

Net proceeds from the shares of common stock sold by Raymond James in the offering, after underwriting discounts and commissions and after giving effect to the underwriters’ full exercise of the overallotment option, were approximately $358.7 million, and are expected to be used to pay a portion of the purchase price of the previously announced Morgan Keegan acquisition that is expected to close in April 2012. The remaining portion of the purchase price of the Morgan Keegan acquisition will be paid using cash on hand and the proceeds of a contemplated public debt offering and/or borrowings under Raymond James’ bridge loan facility described below. Raymond James will not receive any of the proceeds from the sale of the shares sold by the selling securityholders.

J.P. Morgan Securities LLC, Citigroup and Raymond James & Associates, Inc. acted as joint-book running managers for the offering. BB&T Capital Markets and BNY Mellon Capital Markets, LLC acted as co-managers for the offering. The public offering was made by means of a prospectus supplement. Raymond James has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities.

Raymond James also announced that it entered into a bridge credit agreement with JPMorgan Chase Bank N.A. as administrative agent, J.P. Morgan Securities LLC, as sole lead bookrunner, Citibank, N.A., as syndication agent, and the other lenders party thereto. The bridge credit agreement provides for a $900 million bridge loan facility that is automatically reduced by the amount of net proceeds received by Raymond James from public equity or debt offerings, including the common stock offering described above. The bridge credit agreement replaces the commitments described in the commitment letter executed on January 11, 2012. The bridge loan facility will be available to Raymond James to finance a portion of the purchase price of the Morgan Keegan acquisition. Any loans made under the bridge credit agreement, which would be used to consummate the acquisition, would mature on the date that is the earlier of 364 days after the funding date or July 11, 2013.

About Raymond James Financial, Inc.

Raymond James Financial (NYSE-RJF) is a Florida-based diversified holding company providing financial services to individuals, corporations and municipalities through its subsidiary companies. Its three principal wholly owned broker/dealers, Raymond James & Associates, Raymond James Financial Services and Raymond James Ltd. have approximately 5,400 financial advisors serving 2 million accounts in 2,400 locations throughout the United States, Canada and overseas. In addition, total client assets are approximately $270 billion, of which approximately $35 billion are managed by the firm’s asset management subsidiaries.

Forward-Looking Statements

Certain statements made in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements regarding management expectations, strategic objectives, business prospects, anticipated expense savings, financial results, anticipated results of litigation and regulatory proceedings, and other similar matters are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements, due to a number of factors, which include, but are not limited to, the possibility that regulatory and other approvals and conditions to the Morgan Keegan acquisition are not received or satisfied on a timely basis or at all, the possibility that modifications to the terms of the Morgan Keegan acquisition may be required to obtain or satisfy such approvals or conditions, changes in the anticipated timing for closing the Morgan Keegan acquisition, difficulty integrating Raymond James’ and Morgan Keegan’s businesses or realizing the projected benefits of the acquisition, the inability to sustain revenue and earnings growth, changes in the capital markets, diversion of management time on acquisition related issues, and other risk factors discussed in documents filed by Raymond James with the Securities and Exchange Commission from time to time, including Raymond James’ 2011 Annual Report on Form 10-K and the prospectus supplement for the offering to which this press release relates, which are available on RAYMONDJAMES.COM and SEC.GOV. Any forward-looking statement speaks only as of the date on which that statement is made. Raymond James will not update any forward-looking statement to reflect events or circumstances that occur after the date on which the statement is made.

For more information, please contact Steve Hollister at 727-567-2824.

Please visit the Raymond James Press Center at raymondjames.com/media.